EXHIBIT 4(d)

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”), dated as of June 5, 2007, by and among Knobias, Inc., a Delaware corporation (the “Company”); CAMOFI Master LDC (“CAMOFI”); Gamma Opportunity Capital Partners LP (“Gamma”); Bushido Capital Partners, Ltd. (“Bushido”); and Bridges & PIPES, LLC (“B & P” and, collectively with CAMOFI, Gamma and Bushido, the “Noteholders”).

WHEREAS, the Company is indebted to CAMOFI in the aggregate principal amount of $1,050,000 pursuant to the Company’s (i) 8% Notes due November 1, 2006 (the “8% Notes”) and (ii) 12% Senior Subordinated Secured Note, dated as of March 15, 2005 (the “12% Note”); and

WHEREAS, the Company is indebted to Gamma in the principal amount of $250,000 pursuant to the 8% Notes; and

WHEREAS, the Company is indebted to Bushido in the aggregate principal amount of $2,490,000, pursuant to the (iii) 8% Notes and (ii) 8% Convertible Promissory Notes issued to Bushido by the Company at various times between April 2006 and January 2007 (the “Bushido Notes”); and

WHEREAS, the Company is indebted to B & P in the principal amount of $75,000, pursuant to the Convertible Promissory Note, dated as of April 22, 2005 (the “B & P Note”); and

WHEREAS, as of the date hereof, the aggregate amount of principal, accrued interest and penalties owed by the Company to the Noteholders pursuant to the 8% Notes, the 12% Note, the Bushido Notes and the B & P Note is approximately $5,015,200; and

WHEREAS, the Company, the Noteholders, certain stockholders of the Company and certain other parties have entered into a Letter of Intent (the “Letter of Intent”) regarding a proposed restructuring of the debt and equity capitalization, and the amendment of certain outstanding agreements, of the Company (the “Restructuring”), which includes, among other things: (i) the amendment of the Certificate of Designation of the Company’s Series A Preferred Stock in order to eliminate certain rights, preferences and privileges of the Series A Preferred Stock; (ii) an offer by the Company to certain stockholders to convert their Series A Preferred Stock into shares of Common Stock of the Company; and (iii) the exchange of the aggregate amount of principal, accrued interest and penalties owed by the Company to the Noteholders (except as set forth herein) into shares of Series B Senior Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) of the Company; and

WHEREAS, the Company believes the Restructuring to be in the best interests of the Company and its stockholders; and

WHEREAS, the Company has entered into a Securities Purchase Agreement dated as June 5, 2007 (the “Securities Purchase Agreement”), pursuant to which the Company will issue Senior Secured Promissory Notes due May 31, 2010 (the “New Senior Notes”); and

Exhibit 4(d) - Page 1

WHEREAS, the execution and delivery of this Agreement and the execution and filing of the Certificate of Designation of the Rights, Preferences and Privileges of Series B Preferred Stock, in the form attached hereto as Exhibit A (the “Certificate of Designation”) are conditions to the issuance of the New Senior Notes pursuant to the Securities Purchase Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, the proposed Restructuring and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1. Consent of Noteholders. Each Noteholder, severally and not jointly with the other Noteholders, hereby consents to (i) the Certificate of Designation and the rights, preferences and privileges of the Series B Preferred Stock which are effected thereby and (ii) the execution and filing of the Certificate of Designation by or on behalf of the Company with the Secretary of State of the State of Delaware.

2. Exchange for Series B Preferred Stock. Each Noteholder, by the execution and delivery of this Agreement, severally and not jointly with the other Noteholders, hereby (i) acknowledges and agrees that the aggregate amount of principal, accrued interest and penalties owed by the Company to such Noteholder (the “Indebtedness”) is accurately set forth on Exhibit B attached hereto and incorporated herein by reference and (ii) elects to exchange such Indebtedness into, and exchange such Indebtedness for and in consideration of, the number of shares of Series B Preferred Stock set forth opposite such Noteholder’s name on Exhibit B. Each Noteholder hereby waives any and all rights with respect to the Indebtedness exchanged hereby, including, without limitation, any existing or past defaults and their consequences in respect of such Indebtedness, and releases and discharges the Company from any and all claims that the Noteholder may have, now or in the future, arising out of or related to the Indebtedness exchanged hereby. The Company acknowledges, agrees, represents and warrants that the holding period of the shares underlying the Series B Preferred Stock held by each of the Noteholders shall tack back to the issuance date of the applicable Indebtedness and therefore such shares shall be eligible for resale by each of the Noteholders to the public without registration under the Act pursuant to Rule 144 commencing on the first anniversary of the issuance of the Indebtedness, subject to the current information, volume and manner restrictions of Rule 144. The Company further covenants that it will take such further action as any Noteholder may reasonably request, including but not limited to, providing a legal opinion to the Company’s transfer agent or accepting a legal opinion from any reputable legal counsel selected by such Noteholder (including but not limited to, Feldman Weinstein & Smith LLP)(provided that if such Noteholder provides such legal opinion, the Company shall reimburse any reasonable legal fees and expenses paid by such Noteholder in connection therewith), to the extent required from time to time to enable such Noteholder to sell the shares underlying the Series B Preferred Stock without registration under the Securities Act within the requirements of the exemption provided by Rule 144. Additionally, the obligations of the Company and the rights of a holder of the Series B Preferred Stock with respect to the shares of Common Stock underlying the Series B Preferred Stock shall be identical to the rights and obligations of a holder of the Company’s shares of Common Stock underlying the Senior Secured Convertible Notes pursuant to that certain Securities Purchase Agreement, dated May 31, 2007 by and among the Company and the purchasers signatory thereto which rights and obligations are hereby incorporated by reference into this Agreement. Additionally, Bushido shall have the right, upon written demand to the Company, to receive any monitoring reports prepared by any holder (or its affiliates) of the Company’s Senior Secured Convertible Notes or any other consultants to the Company and provided to the Company.

Exhibit 4(d) - Page 2

3.  Repayment of 8% Note to Gamma. Notwithstanding the provisions of Section 2 hereof, the Company hereby agrees to repay and retire a portion of the 8% Note owed to Gamma in the principal amount of $200,000 (the “Cash Payment”), and Gamma hereby agrees to accept the Cash Payment in complete satisfaction for such principal amount and all accrued interest and penalties owed thereunder. Each of the Noteholders consents and agrees to the Cash Payment, such amount to be paid by or on behalf of the Company, simultaneously with the closing of the transactions contemplated hereby, by wire transfer of such Cash Payment to an account designated by Gamma.

4. Termination of Registration Rights Agreements. The Registration Rights Agreements by and among the Company and the various Noteholders, dated as of (i) November 15, 2004 and (ii) March 15, 2005, shall be and the same hereby are terminated and the Noteholders shall have no further rights thereunder.

5.  Representations and Warranties. Each Noteholder, severally and not jointly, hereby represents and warrants to the Company, and agrees with the Company that:

(a)  It is the beneficial owner of, or a duly authorized representative of one or more beneficial owners of, the Indebtedness exchanged hereby, and it has full power and authority to execute this Agreement;

(b)  The Indebtedness exchanged hereby is owned as of the date hereof, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind;

(c)  In making its decision whether to execute and deliver this Agreement and to acquire the shares of Series B Preferred Stock, the undersigned has made its own independent appraisal of the Company and it is not relying on any statement, representation or warranty, express or implied, made to such holder by the Company or any other person, other than those contained in written communications from the Company or its duly authorized representatives, as amended or supplemented through the date hereof;

(d)  The Noteholder understands that the shares of Series B Preferred Stock have not been registered under federal or any state securities laws, and could not be sold or offered for resale unless they were subsequently so registered or an exemption from such registration is available. The Noteholder hereby acknowledges that the Series B Preferred Stock will not be sold, pledged, transferred or otherwise disposed of unless (a) registered under the Securities Act of 1933 and other applicable state securities laws, or (b) an exemption from such registration is available. The Noteholder understands that the Company is issuing the Series B Preferred Stock to the Noteholder pursuant to an exemption from registration in reliance on the representations made by the Noteholder herein.

Exhibit 4(d) - Page 3

(e)  The Noteholder has knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of an investment in the Company and its proposed activities, has carefully considered the suitability of an investment in the Company for the Noteholder’s particular financial and tax situation, and has determined that the shares of Series B Preferred Stock are a suitable investment. The Noteholder has adequate means of providing for its current needs and possible contingencies, and the Noteholder has no present intention or need, and anticipates no need in the foreseeable future, to sell the shares of Series B Preferred Stock. The Noteholder is an “accredited investor” within the meaning of Regulation D promulgated by the Securities and Exchange Commission and a “qualified purchaser” within the meaning of Section 2 of the Investment Company Act of 1940.

(f)  The Noteholder has the full legal authority, capacity and power to enter into this Agreement, and Noteholder is not precluded by law, contract or otherwise from acquiring the shares of Series B Preferred Stock.

(g)  The execution and delivery of this Agreement shall constitute an undertaking by the Noteholder to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions hereof.

6. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto..

7. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

8. Amendment. This Agreement may be amended only by an agreement in writing signed by all of the parties hereto.

9. Severability. If any provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of this Agreement which shall remain in full force and effect.

10. Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

11. Payment of Legal Fees of Bushido. Concurrently with the execution of this Agreement the Company shall reimburse Bushido for its non-accountable legal fees and expenses in the amount of $5,000.

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12. Independent Nature of Noteholders’ Obligations and Rights. The obligations of each Noteholder under this Agreement are several and not joint with the obligations of any other Noteholder, and no Noteholder shall be responsible in any way for the performance or non-performance of the obligations of any other Noteholder under this Agreement. Nothing contained herein shall be deemed to constitute the Noteholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Noteholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Noteholder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Noteholder to be joined as an additional party in any proceeding for such purpose. Each Noteholder has been represented by its own separate legal counsel in their review and negotiation of this Agreement. The Company has elected to provide all Noteholders with the same terms for the convenience of the Company and not because it was required or requested to do so by the Noteholders.

[Signature pages follow]

Exhibit 4(d) - Page 5

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

KNOBIAS, INC.

By:
Name:
Title:

Exhibit 4(d) - Page 6

[NOTEHOLDER SIGNATURE PAGE TO EXCHANGE AGREEMENT ]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Noteholder: ________________________________________________________
Signature of Authorized Signatory of Noteholder: __________________________________
Name of Authorized Signatory: _________________________________________________
Title of Authorized Signatory: __________________________________________________
Email Address of Authorized Signatory:__________________________________________

Address for Notice of Noteholder:

__________________________________________
__________________________________________
__________________________________________

If the stock certificates evidencing shares of Series B Preferred Stock are to be issued in the name of a person other than as indicated above, please fill in the space below.

ISSUE TO:

Name:       __________________________________

Address:  __________________________________

                  __________________________________

Taxpayer I.D. Number:  __________________________________

If stock certificates evidencing shares of Series B Preferred Stock are to be mailed to an address other than as indicated above, please fill in the space below.

MAIL TO:

Name:       __________________________________

Address:  __________________________________

                  __________________________________

Exhibit 4(d) - Page 7

Exhibit A

Certificate of Designation of the Rights,
Preferences and Privileges of Series B Preferred Stock

d) - Page 8

Exhibit B

Name of Noteholder	Aggregate Amount of Indebtedness	Shares of Series B Preferred Stock
CAMOFI Master LDC
Gamma Opportunity Capital Partners LP
Bushido Capital Partners, Ltd.
Bridges & PIPES, LLC

Exhibit 4(d) - Page 9